Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2022 relating to the financial statements of Liberty Energy Inc. (formerly known as Liberty Oilfield Services Inc. and the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Form 10-K of the Company for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 29, 2022